EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Brian Finnegan
October 28, 2021	(212) 441-6877

FEDERAL HOME LOAN BANK OF NEW YORK

ANNOUNCES THIRD QUARTER 2021 OPERATING HIGHLIGHTS

New York, NY – The Federal Home Loan Bank of New York (“FHLBNY”) today released its unaudited financial highlights for the quarter ended September 30, 2021.

“Through the first nine months of the year, our members have continued to serve their customers and communities as we move towards recovering from the pandemic,” said José R. González, president and CEO of the FHLBNY. “This recovery continues to be supported by the local lender, and the Federal Home Loan Bank of New York proudly continues to serve as the local lender’s stable and reliable partner across New Jersey, New York, Puerto Rico and the U.S. Virgin Islands.”

Highlights from the third quarter of 2021 include:

•	Net income for the quarter was $65.8 million, a decrease of $35.4 million, or 35.0 percent, from net income of $101.2 million for the third quarter of 2020. Net interest income for the quarter was $128.2 million, a decrease of $52.6 million, or 29.1 percent, from $180.8 million in the third quarter last year. This decrease was driven primarily by a decline of $44.5 billion in average interest earning assets balances compared with the prior year period, including a decrease of $34.8 billion in average advances balances as members’ funding needs remain lower driven primarily by elevated levels of deposits arising from the significant amount of liquidity made available through government stimulus actions.

•	Return on average equity (“ROE”) for the quarter was 3.95 percent (annualized), compared to ROE of 5.04 percent for the third quarter of 2020.

•	As of September 30, 2021, total assets were $102.7 billion, a decrease of $34.3 billion, or 25.0 percent, from total assets of $137.0 billion at December 31, 2020. As of September 30, 2021, advances were $70.5 billion, a decrease of $21.6 billion, or 23.5 percent, from $92.1 billion at December 31, 2020.

•	As of September 30, 2021, total capital was $6.4 billion, a decrease of $0.9 billion from total capital of $7.3 billion at December 31, 2020. The decrease in total capital was driven primarily by a decrease in capital stock resulting from lower advances balances during the period. The FHLBNY’s retained earnings increased during the quarter by $6.3 million to $1.9 billion as of September 30, 2021, of which $1.1 billion was unrestricted retained earnings and $817 million was restricted retained earnings. At September 30, 2021, the FHLBNY met its regulatory capital ratios and liquidity requirements.

•	The FHLBNY allocated $7.3 million from its third quarter 2021 earnings for its Affordable Housing Program.

The FHLBNY currently expects to file its Form 10-Q for the third quarter of 2021 with the U.S. Securities and Exchange Commission by November 12, 2021.

SELECTED BALANCE SHEET ITEMS
	September 30,	December 31,
	2021	2020

Advances	$70,548	$92,067
Mortgage loans held for portfolio	2,418	2,900
Total investments	29,076	39,748
Total assets	102,677	136,996

Consolidated Obligations	94,223	127,375
Capital stock	4,447	5,367
Total retained earnings	1,930	1,909
AOCI	34	-20
Total capital	$6,411	$7,256

Capital-to-assets ratio (GAAP)	6.24%	5.30%
Capital-to-assets ratio (Regulatory)	6.21%	5.31%

OPERATING RESULTS

	Quarter Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Total interest income	$227.4	$354.7	$757.2	$1,597.1
Total interest expense	99.2	173.9	327.3	1033.8
Net interest income	128.2	180.8	429.9	563.2
Provision (Reversal) for credit losses	-1.7	2.5	-4.6	5.7
Net interest income after provision for credit loss	129.9	178.3	434.5	557.5
Non-interest income (loss)	-8.7	-14.3	-50.9	-29.4
Non-interest expense	48.1	51.5	147.3	146.1
Affordable Housing Program assessments	7.3	11.3	23.6	38.2
Net income	$65.8	$101.2	$212.7	$343.8

Return on average equity	3.95%	5.04%	4.07%	5.71%
Return on average assets	0.23%	0.23%	0.23%	0.28%
Net interest margin	0.45%	0.46%	0.46%	0.46%

Federal Home Loan Bank of New York

The Federal Home Loan Bank of New York is a Congressionally chartered, wholesale Bank. It is part of the Federal Home Loan Bank System, a national wholesale banking network of 11 regional, stockholder-owned banks. As of September 30, 2021, the FHLBNY serves 321 financial institutions in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands. The Federal Home Loan Banks support the efforts of local members to help provide financing for America’s homebuyers.

# # #

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This report may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "projected," "expects," "may," or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the Risk Factors set forth in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC, as well as regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to revise or update publicly any forward-looking statements for any reason.